As filed with the Securities and Exchange Commission on April 24, 2026.

Registration Statement No. 333-287396

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEWHYDROGEN, INC.

(Exact name of registrant as specified in its charter)

Nevada	3081	20-4754291
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27936 Vista Canyon Blvd., Suite 202

Santa Clarita, CA 91387

661-251-0001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Hill

Chief Executive Officer

NewHydrogen, Inc.

27936 Vista Canyon Blvd., Suite 202

Santa Clarita, CA 91387

661-251-0001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 26th Floor

New York, New York 10036

212-930-9700

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The Company is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-1 (No. 333-287396) (the “Registration Statement”) (this “Post-Effective Amendment”) to (i) update the contents of the prospectus contained in the Registration Statement to comply with Section 10(a)(3) of the Securities Act, as amended, (the “Securities Act”), in connection with the continuous offering of the securities registered under the Registration Statement pursuant to Rule 415 under the Securities Act, and (ii) update and supplement the information contained in the Registration Statement pursuant to the undertakings included therein, including to reflect the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission on March 30, 2026.

No additional securities are being registered on this Post-Effective Amendment. All applicable registration fees have been paid.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 24, 2026

171,568,471 Shares of Common Stock

This prospectus relates to the sale by the selling stockholder named in this prospectus of NewHydrogen, Inc. (the “Company”) of up to 171,568,471 shares of common stock, par value $0.0001 per share. We will not receive proceeds from the sale of the shares by the selling stockholder. Pursuant to an Equity Financing Agreement with GHS Investments, LLC (“GHS”) entered into on May 2, 2025 (the “GHS Financing Agreement”), we may receive aggregate gross proceeds of up to $3,000,000 from the sale of our common stock to the selling stockholder.

Our common stock is quoted on the OTCQB under the symbol “NEWH.” On April 24, 2026, the last reported sales price of our common stock on the OTCQB was $0.0361 per share.

The GHS Financing Agreement provides that, upon the terms and subject to the conditions and limitations set forth therein, the Company may sell to GHS, in the Company’s discretion, up to $3,000,000 of shares (“Purchase Shares”) of the Company’s common stock. To date, we have sold 63,431,529 Purchase Shares for gross proceeds of $1,354,114 under the GHS Financing Agreement. See “Equity Financing Agreement with GHS Investments, LLC” on page 1 of this prospectus for a description of the GHS Financing Agreement.

The selling stockholder will sell its Purchase Shares at prevailing market prices or in privately negotiated transactions. We provide more information about how the selling stockholder may sell its Purchase Shares in the section titled “Plan of Distribution” on page 8.

GHS is an underwriter within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholder will bear all commissions and discounts, if any, attributable to its sales of our common stock.

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of this prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is                 , 2026

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless the context otherwise requires, references to “we,” “our,” “us,” “NewHydrogen,” or the “Company” in this prospectus mean NewHydrogen, Inc.

Company Overview

We are a developer of clean energy technologies. Our current focus is on developing a thermochemical green hydrogen production technology to lower the cost of Green Hydrogen production.

Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

We have previously developed an innovative material technology to reduce the cost per watt of electricity produced by Photovoltaic, or PV, solar modules.

About this Offering

Equity Financing Agreement with GHS Investments, LLC

On May 2, 2025, we entered into the GHS Financing Agreement with GHS.

Pursuant to the GHS Financing Agreement, the Company has the right, in its sole discretion, subject to the conditions and limitations in the GHS Financing Agreement, to direct GHS, by delivery of a put notice from time to time (a “Put Notice”) to purchase (each, a “Purchase”) over the period ending twenty-four (24) months after the date the Financing Agreement, a minimum of $10,000 and up to a maximum of five hundred thousand dollars ($500,000). The maximum dollar amount of each Put shall not exceed two hundred percent (200%) of the average daily trading dollar volume of the Company’s common stock during the ten trading days preceding the date the Company delivers a Put Notice to GHS; or (2) five hundred thousand dollars ($500,000), provided that the parties may agree to waive such limitations. The aggregate value of Purchase Shares sold to GHS may not exceed $3,000,000. Each Put Notice will set forth the Purchase Price and number of Purchase Shares in accordance with the terms of the GHS Financing Agreement.

1

The number of Purchase Shares the Company will issue under each Purchase will be equal to 112.5% of the Purchase Amount sold under such Purchase, divided by the Purchase Price per share (as defined under the GHS Financing Agreement). The Purchase Price is defined as 92.5% of the Market Price. Following an up-list to the NASDAQ or any equivalent national exchange by the Company, the Purchase Price shall mean 95% of the lowest volume weighted average price during the Pricing Period, subject to a floor of $5.00 (“floor”) below which Floor the Company shall not deliver a Put. The Pricing Period is the ten consecutive trading days immediately preceding, but not including, the date a Put Notice is delivered.

The GHS Financing Agreement prohibits the Company from directing GHS to purchase any shares of common stock if those shares, when aggregated with all other shares of the Company’s common stock then beneficially owned by GHS and its affiliates, would result in GHS and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of the Company’s common stock.

There are no trading volume requirements or restrictions under the GHS Financing Agreement and the Company will control the timing and amount of any sales of its common stock to GHS.

So long as an event of default, as defined in the GHS Financing Agreement, (all of which are outside the control of GHS) has occurred and is continuing, the Company may not deliver a Put Notice to GHS.

The GHS Financing Agreement is for a term of twenty-four months but may terminate earlier on the date that all of the Purchase Shares are sold to GHS. The Company and GHS each have the right to terminate the GHS Financing Agreement at any time upon ninety days’ notice. In the event of bankruptcy proceedings by or against the Company, the GHS Financing Agreement will be suspended until such event is rectified.

Subject to the foregoing, actual sales of Purchase Shares to GHS under the GHS Financing Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for our company and its operations.

To date, we have sold an aggregate of 63,431,529 Purchase Shares to GHS for gross proceeds of $1,354,114.

This prospectus covers the resale of up to 171,568,471 Purchase Shares by GHS that may be purchased pursuant to the GHS Financing Agreement.

2

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below, and all of the information contained in this prospectus supplement, before deciding whether to purchase the securities offered hereby. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED HISTORY OF LOSSES AND HAVE NEVER REALIZED REVENUES TO DATE.

Since inception, we have incurred losses and have negative cash flows from operations and have realized only minimal revenues. From inception through December 31, 2025, we have an accumulated deficit of $180,184,490. These factors, among others discussed in Note (1) to the financial statements included in this prospectus, raise substantial doubt about our ability to continue as a going concern. We expect to continue to incur net losses until we are able to realize revenues to fund our continuing operations. We may fail to achieve any or significant revenues from sales or achieve or sustain profitability. Accordingly, there can be no assurance of when, if ever, we will be profitable or be able to maintain profitability.

WE ARE A DEVELOPMENT STAGE COMPANY AND MAY BE UNABLE TO MANAGE OUR GROWTH OR IMPLEMENT OUR EXPANSION STRATEGY IF WE ARE ABLE TO LAUNCH OUR PRODUCT AND SERVICE OFFERINGS.

We are a development stage company that was formed on April 24, 2006 and may not be able to launch our product and service offerings or implement the other features of our business strategy at the rate or to the extent presently planned. If we are able to launch our product and service offerings, our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR TECHNOLOGIES WHICH WOULD RESULT IN CONTINUED LOSSES.

While we have made progress in the development of our products, we have generated only minimal revenues and are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we are a development stage company and expect the development process to continue. We may not be able to develop our product offering, develop a customer base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Growth beyond the product development stage will place a significant strain on our administrative, operational and financial resources. In addition, our operations will not be able to move out of the development stage without additional funding.

OUR REVENUES ARE DEPENDENT UPON ACCEPTANCE OF OUR PRODUCTS BY THE MARKET; THE FAILURE OF WHICH WOULD CAUSE TO CURTAIL OR CEASE OPERATIONS.

We believe that virtually all of our revenues will come from the sale or license of our products. As a result, we will continue to incur substantial operating losses until such time as we are able to sell and license our products and generate revenue. There can be no assurance that businesses and customers will adopt our technology and products, or that businesses and prospective customers will agree to pay for or license our products. In the event that we are not able to significantly increase the number of customers that purchase or license our products, or if we are unable to charge the necessary prices or license fees, our financial condition and results of operations will be materially and adversely affected.

3

WE DO NOT MAINTAIN THEFT OR CASUALTY INSURANCE, AND ONLY MAINTAIN MODEST LIABILITY AND PROPERTY INSURANCE COVERAGE AND THEREFORE WE COULD INCUR LOSSES AS A RESULT OF AN UNINSURED LOSS.

We do not maintain theft or casualty insurance and we have modest liability and property insurance coverage. We cannot assure you that we will not incur uninsured liabilities and losses as a result of the conduct of our business. Any such uninsured loss or liability could have a material adverse effect on our results of operations.

IF WE LOSE KEY EMPLOYEES AND CONSULTANTS OR ARE UNABLE TO ATTRACT OR RETAIN QUALIFIED PERSONNEL, OUR BUSINESS COULD SUFFER.

Our success is highly dependent on our ability to attract and retain qualified scientific, engineering and management personnel. We are highly dependent on our Chief Executive Officer, Steven Hill and Chairman and President, Dr. David Lee, who have been critical to the development of our technologies and business. The loss of the services of Mr. Hill and Dr. Lee could have a material adverse effect on our operations. We do not have an employment agreement with Mr. Hill and Dr. Lee and do not maintain key man insurance with respect to either Mr. Hill or Dr. Lee. Accordingly, there can be no assurance that Mr. Hill and Dr. Lee will remain associated with us. Their efforts will be critical to us as we continue to develop our technology and as we attempt to transition from a development stage company to a company with commercialized products and services. If we were to lose either Mr. Hill or Dr. Lee, or any other key employees or consultants, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

THE LOSS OF STRATEGIC RELATIONSHIPS USED IN THE DEVELOPMENT OF OUR PRODUCTS AND TECHNOLOGY COULD IMPEDE OUR ABILITY TO COMPLETE OUR PRODUCT.

We may rely on strategic relationships with technology development partners to provide personnel, and expertise in the research and development of our technology and manufacturing process underlying our product. A loss of these relationships for any reason could cause us to experience difficulties in completing the development of our product and implementing our business strategy. There can be no assurance that we could establish other relationships of adequate expertise in a timely manner or at all.

OUR CURRENT AND POTENTIAL COMPETITORS, SOME OF WHOM HAVE GREATER RESOURCES THAN WE DO, MAY DEVELOP PRODUCTS AND TECHNOLOGIES THAT MAY CAUSE DEMAND FOR, AND THE PRICES OF, OUR PRODUCTS TO DECLINE.

While there are a number of companies developing green hydrogen production technologies including electrolyzers, we do not know of any employing anything similar to our ThermoLoopTM technology. We may face competition from these companies as they may expand or extend their product offering to incorporate new thermochemical water splitting technologies.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

RISKS RELATED TO OUR COMMON STOCK

Due to the low price and volume of our stock, a shareholder may be unable to sell shares, or may lose money on their investment.

The trading price of our common stock may be subject to wide fluctuations in response to quarter-to-quarter fluctuations in operating results, announcements of material adverse events, general conditions in our industry or the public marketplace and other events or factors, including the thin trading of our common stock. In addition, stock markets have experienced extreme price and trading volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many technology-related companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. In addition, if our operating results differ from our announced guidance or the expectations of equity research analysts or investors, the price of our common stock could decrease significantly.

4

Our principal stockholders, officers and directors own a substantial portion of our outstanding common stock.

Our principal stockholders, officers and directors, in the aggregate, beneficially own approximately 42.9% of our outstanding common stock. As a result, these stockholders acting together, have the ability to have a substantial level of influence over matters submitted to the Company’s stockholders for approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our principal stockholders, directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Their stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Our common stock is subject to the “penny stock” rules of the sec and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission (the “SEC”) has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and

●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock

We have never paid dividends and have no plans to pay dividends in the future. As a result, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends and we do not expect to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in will be in the form of appreciation, if any, in the market value of our shares of common stock. There can be no assurance that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

5

There is a limited trading market for our common stock, and investors may find it difficult to buy and sell our shares.

Our common stock is not listed on any national securities exchange. Accordingly, investors may find it more difficult to buy and sell our shares than if our common stock was traded on an exchange. Although our common stock is quoted on the OTCQB, it is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the Nasdaq Capital Market or other national securities exchange. Further, there is limited trading volume in our common stock, and any significant trading volume in our common stock may not be sustained. These factors may have an adverse impact on the trading and price of our common stock

We have a substantial number of convertible securities outstanding. The exercise of our outstanding warrants/options and conversion of our outstanding convertible notes can have a dilutive effect on our common stock.

We have a substantial number of convertible securities outstanding. The exercise of our outstanding options and convertible preferred stock can have a dilutive effect on our common stock. As of April 24, 2026, we had (i) outstanding options to purchase approximately 567.5 million shares of our common stock at a weighted average exercise price of $0.0191 per share, (ii) outstanding warrants to purchase approximately 229 million shares of our common stock at a weighted average exercise price of 0.0483 per share (ii) 34,863 outstanding shares of our Preferred Stock that, upon conversion without regard to any beneficial ownership limitations or advance conversion notice, would provide the holders with an aggregate of approximately 2,461 million shares of our common stock. The issuance of shares of common stock upon exercise of outstanding options or conversion of preferred stock could result in substantial dilution to our stockholders, which may have a negative effect on the price of our common stock.

You may experience future dilution as a result of this offering or future equity offerings.

We are registering for resale 171,568,471 shares that we may sell to GHS under the GHS Financing Agreement. Sales of shares of our common stock under the GHS Financing Agreement may cause the trading price of our common stock to decline.

Management will have broad discretion as to the use of any proceeds received under the GHS Financing Agreement and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of any proceeds received from GHS under the GHS Financing Agreement and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

6

You should read this prospectus and the documents that we reference herein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by GHS. We will not receive any proceeds upon the sale of shares by GHS. However, we may receive gross proceeds of up to $3 million (and net proceeds of approximately $2.8 million) under the GHS Financing Agreement, which includes approximately $1.354 million received to date from sales under the GHS Financing Agreement. We expect to use the net proceeds from the sale of the shares under the GHS Financing Agreement for general corporate purposes, including working capital. However, we cannot guarantee that we will receive any additional proceeds in connection with the GHS Financing Agreement because we may be unable or choose not to issue and sell any additional securities pursuant to the GHS Financing Agreement. Because of this, we have not determined the amount of proceeds to be used specifically for any particular purpose or the timing of any expenditures. Accordingly, management will retain broad discretion and flexibility in applying the proceeds. Pending the use of proceeds as described above, we plan to invest the net proceeds that we receive in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

SELLING STOCKHOLDER

This prospectus relates to the resale from time to time by the selling stockholder identified herein of up to an aggregate of 171,568,471 shares of our common stock.

The Purchase Shares are being registered to permit public sales of such securities, and the selling stockholder may offer the Purchase Shares for resale from time to time pursuant to this prospectus. The selling stockholder may also sell, transfer or otherwise dispose of all or a portion of their Purchase Shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering the sale of such securities.

The following table sets forth, based on information provided to us by the selling stockholder or known to us, the name of the selling stockholder, and the number of shares of our common stock beneficially owned by the selling stockholder before and after this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock that the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. The selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. The selling stockholder has not had any material relationship with us or any of our predecessors or affiliates within the past three years.

We have assumed all of the Purchase Shares reflected offered hereunder will be sold from time to time in the offering covered by this prospectus. Because the selling stockholder may offer all or any portions of the Purchase Shares listed in the table below, no estimate can be given as to the amount of those Purchase Shares covered by this prospectus that will be held by the selling stockholder upon the termination of the offering.

7

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Offered	Number of Shares Beneficially Owned After Offering (1)	Percentage of Shares Owned After Offering
GHS Investments, LLC	0	171,568,471	0	-

(1)	Assumes that all of the Purchase Shares held by the selling stockholder covered by this prospectus are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering. However, as the selling stockholder can offer all, some, or none of their Purchase Shares, no definitive estimate can be given as to the number of Purchase Shares that the selling stockholders will ultimately offer or sell under this prospectus. Mark Grober is a member of GHS who may be deemed to be a beneficial owner of common stock held by GHS. Mr. Grober disclaims beneficial ownership of the common stock held by GHS. The address of GHS is 420 Jericho Turnpike, Suite 102, Jericho, NY 11753.

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of its shares of Company common stock on OTCQB or any other stock exchange, market officers existing as of the time of such repeal or modification trading facility on which the shares of our common stock are traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or

●	a combination of any such methods of sale.

Additionally, broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions.

GHS is an underwriter within the meaning of the Securities Act, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Company’s common stock.

8

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholder. We will receive proceeds from the sale of our common stock to GHS under the GHS Financing Agreement. Neither the GHS Financing Agreement with GHS nor any rights of the parties under the GHS Financing Agreement may be assigned or delegated to any other person.

The Purchase Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Purchase Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Purchase Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder.

DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 6,000,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, 1,000 of which are designated Series A Preferred Stock, 1,000 of which are designated as Series B Preferred Stock, and 35,000 of which are designated as Series C Preferred Stock. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore (subject to the rights of the holders of any outstanding preferred stock), holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors to our Board of Directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as a merger or an amendment to the Company’s articles of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to the Company’s common stock.

9

DESCRIPTION OF BUSINESS

General

Overview

We are a developer of clean energy technologies. Our current focus is on developing a green hydrogen production technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen.

Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs (in a 2022 report) estimated to have a future market value of $12 trillion.

Industry Overview

Hydrogen is the most abundant and prevalent clean energy in the universe.

●	73% of the Sun is made up of hydrogen.

●	On a weight basis, hydrogen (142 MJ/kg) contains 3X as much energy as gasoline (46 MJ/kg), and 200X as much energy as lithium-ion batteries (0.6 MJ/kg).

●	It can be used in fuel cells to power electric vehicles or cities.

●	It can be combusted in gas turbines or internal combustion engines for power generation.

●	It is a zero-emission clean fuel and produces only water vapor when used.

●	It is the main ingredient in fertilizers that feed our hungry world.

Hydrogen does not exist in its pure form, and must be extracted. According to a 2022 report from the U.S. Department of Energy, more than 95% of hydrogen in the world are made by steam reforming of natural gas (“Grey Hydrogen”) or coal gasification (“Brown Hydrogen”). Both sources of hydrogen are basically different forms of dirty, carbon heavy, and non-renewable fossil fuels. This does nothing to help fight climate change or lead to renewable energy and a sustainable planet.

According to a 2023 research report from Vantage Market Research, green hydrogen has an annual market size of more than $374 million in 2021, and is expected to hit $8.7 billion in 2028. Developing cost-competitive Green Hydrogen made from renewable resources such as solar, wind and water can significantly expand the market for hydrogen. At this time, the electrolyzer technology represents the most well understood way forward.

Solar or Wind Energy + Water + Electrolyzers = Green Hydrogen

10

Abundant sources of Green Hydrogen can power a clean energy world of fast charging fuel cell electric vehicles, light up our homes, make our fertilizers and ultimately replace many forms of fossil fuels.

An overwhelming amount of scientific evidence shows that carbon emissions from fossil fuels have contributed to increasing global climate change. Policymakers around the world have accelerated programs to enable the development and adoption of renewable energy. The U.S has been slow to adopt such programs but is quickly becoming a formidable force. According to the World Resources Institute, more than 14 U.S. states have legislative mandates requiring 100% renewable electricity, some as early as 2040. Both the U.K. and European Union are targeting net zero greenhouse gas emissions by 2050.

With this global backdrop and concerted actions toward climate policies and clean energy, we believe the Green Hydrogen revolution is ready to take off. The Sun does not always shine, and the wind does not always blow. Therefore, green energy from solar and wind power is inherently intermittent and unreliable as a primary source of power. However, by converting that green electricity into Green Hydrogen, it can be used anywhere and anytime for electricity, chemicals, heating and all necessities of life.

Because of the versatility of hydrogen, we believe Green Hydrogen has the potential to fundamentally improve the world economy and usher in a new era of economic prosperity, sustainability, and energy independence to those with access to solar, wind and water which describes most of the entire world.

Electrolyzer Technology

For more than 200 years, scientists have known how to split water into hydrogen (H2) and oxygen (O2). By placing two metal electrodes into a jar of salted water (electrolytic solution) and applying an electrical voltage between them, H2 and O2 will bubble up at the separate electrodes. This process is called electrolysis and the device is called an electrolyzer. If the source of electricity is renewable such as solar or wind, then the resulting hydrogen is a zero-greenhouse gas renewable resource - Green Hydrogen.

There are two primary types of commercial electrolyzers. The original alkaline electrolyzer and the modern proton exchange membrane (PEM) electrolyzer. However, neither technology can currently produce Green Hydrogen at scale that is cost competitive with Grey or Brown Hydrogen sourced from fossil fuels. PEM electrolysis has the advantage of higher efficiency and quickly reacting to fluctuating input energy, which is ideally matched to the fluctuating nature of solar and wind energy. Its smaller footprint also makes it ideal for distributed systems, which is how most renewable energy systems are implemented.

PEM electrolyzers are expensive because they rely on rare materials such as platinum and iridium - which is akin to stardust found only in asteroids - as chemical catalysts for the water-splitting reactions. According to National Renewable Energy Laboratory (NREL), these materials account for nearly 50% of the capital cost of PEM electrolyzers. Additionally, the cost of electricity contributes to over 70% of hydrogen production costs.

The Problem with Electrolyzer Technology

For more than 100 years, the gold standard for producing green hydrogen is through electrolysis, using electrolyzers with solar or wind energy to split water into hydrogen and oxygen. However, electrolyzers are very expensive and their efficiencies are fundamentally limited by the natural laws of thermodynamics. For example, the theoretical voltage required to split water is 1.23V, but in real life, the voltage required in an industrial electrolyzer is closer to 2V, sometimes more. This 60% or more of additional energy is wasted and not put into hydrogen molecules.

11

The electrolyzer was first Invented in 1789 and its basic chemistry and architecture hasn’t changed much since then, despite many materials and manufacturing advancements. Nearly all electrolyzers suffer from the following disadvantages:

●	Overvoltage - The need for much higher voltage, or input energy, to drive meaningful amounts of hydrogen production.

●	Precious Metals - Catalysts used for water splitting are often precious metals such as platinum and iridium, a material so rare it can only be found in asteroids, and they all corrode over time.

●	Membranes - Degradable membranes are needed to separate hydrogen (H2) and oxygen(O2) bubbles so they don’t re-combine to make water (H2O).

●	Distilled Water - Precious metals and membranes are highly susceptible to fouling, therefore expensively distilled pure water is required.

●	2D Reaction Surfaces - Water splitting reactions can only happen on the surfaces of 2-dimentional electrode plates. Therefore, much of the water is literally waiting around to be zapped, resulting in low efficiency and low throughput.

According to the 2022 Oxford Institute for Energy Studies, The biggest problem with electrolyzers is the use of electricity, which accounts for nearly 73% of the cost of Hydrogen production.

The Solution - Using Heat Instead of Electricity is a Better Way

Cheap, widely available green hydrogen could revolutionize global energy systems and presents a $12 trillion market opportunity. NewHydrogen aims to play a leading role in capturing a share of this enormous potential market by developing a whole new way to reduce the cost of green hydrogen.”

NewHydrogen is developing ThermoLoopTM, a novel low-cost thermochemical process to split water using inexpensive heat, instead of expensive electricity. Previous thermochemical approaches use extremely hard to manage temperatures such as 2,000°C, or an inefficient series of step reactions at different temperatures to split water into oxygen and hydrogen. Using heat to split water isn’t new, but our goal with ThermoLoopTM is to develop an elegant and highly efficient chemical looping redox process operating at normal industrial temperatures ranges (below 1000°C).

One step oxidizes (changes) the material to facilitate hydrogen production, the other step(s) reduce (recover) the material and produce oxygen. These steps operate in a continuous process loop that splits an incoming supply of steam (water). This type of redox chemistry is simple on paper but hard in practice. The magic lies in the redox properties of certain multiphase materials, and this has not been done before and represents an exciting development that may enable substantial cost reduction by skipping expensive electricity. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors or industrial waste heat.”

Applications of Green Hydrogen

Unlike lithium-ion where it is simply a battery technology, Green Hydrogen is an economy. There are many applications for Green Hydrogen, some with larger markets than others. Here are just a few.

12

(Source: U.S. Department of Energy)

●	Green Electric Grid - The electric grid is finicky, sometimes it needs a lot of electricity sometimes it does not. Unused electricity from solar and wind farms are wasted if it is not used immediately. The Sun does not always shine, and the wind does not always blow, and this makes solar and wind sourced electricity unreliable. One solution is to use an electrolyzer system to convert the excess solar/wind electricity into hydrogen and store it in inexpensive nearby underground caverns. When electricity demand spikes, the hydrogen can be converted back into electricity through a fuel cell. We believe, this is a very scalable solution as opposed to miles and miles of very expensive grid-scale battery systems. In fact, the Advanced Clean Energy Storage project in Utah aims to do just this by building the world’s largest storage facility for 1,000 megawatts of clean power, partly by putting hydrogen into underground salt caverns.

13

●	Fuel Cell Electric Vehicles (FCEV) - Perhaps the most exciting application of hydrogen is the direct use in fuel cell electric vehicles. A hydrogen tank in a passenger car can be filled in under five minutes. The only tailpipe emission is water. According to a recent article by Hydrogen Fuel News, hydrogen car market is expected to take off by 2028. Until now, the zero-emission passenger vehicle market has been dominated by battery electric technology by a wide margin. The falling price of green hydrogen and energy security issues in terms of electricity in many areas of the world, however, are causing automakers, governments and consumers to look more favorably at hydrogen than had previously been the case.

●	Battery Electric Vehicles (BEV) -We believe BEV and FCEV can coexist just like diesel and gasoline cars coexist today. BEVs running on electricity generated through the Green Electric Grid is a beneficiary and indirect user of hydrogen technology. The Green Electric Grid is the network of solar, wind and other alternative energy generation and distribution.

●	Hydrogen Fueling Stations - We believe electrolyzers are well suited and scalable for distributed onsite Green Hydrogen generation in fueling station applications. With green electricity from a nearby solar array or renewable electric grid, Green Hydrogen can be produced anywhere and anytime. This distributed model of hydrogen production eliminates the need for expensive transportation from a centralized facility.

●	Lower Carbon Gas Infrastructure - Green Hydrogen can serve as a steppingstone to a lower carbon footprint natural gas supply. Southern California Gas, and others, have demonstrated that the existing natural gas pipelines that supply gas to our cooking stoves and homes can safely contain 5-10% hydrogen without any modifications. This means that an electrolyzer system near a natural gas plant can inject Green Hydrogen directly into the existing gas infrastructure, lowering the carbon footprint of our meals and our warm homes.

●	Air Taxis of the Future - Hydrogen has 200 times the theoretical energy of lithium-ion batteries per kilogram. We believe hydrogen is the obvious choice because of its lighter weight, in the emerging but potentially revolutionary air mobility market of small electric aircrafts, such as the Skai air tax drone. According to Skai, battery-powered air mobility vehicles are projected to have flight durations of less than half an hour before needing to recharge - Skai’s hydrogen fuel cells give them the ability to fly continuously for up to 4 hours or more with higher capacity auxiliary tanks.

Research and Development

NewHydrogen is developing ThermoLoop™ - a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Marketing Strategy

We will begin marketing our ThermoLoopTM technology as soon as a tangible form of quantitative performance demonstration becomes available. Our marketing plan includes engaging with manufacturers of existing thermochemical hydrogen production component and delivery infrastructure, as well as identifying and developing relationships with potential licensing partners with large scale hydrogen generation and supply logistics all over the world.

14

We are currently outsourcing our promotion efforts to a public relations firm that is assisting us with comprehensive advertising and promotion of the Company.

Backlog of Orders

We do not have any backlog of orders.

Government Contracts

We do not have any government contracts at this time.

Compliance with Environmental Laws and Regulations

Our operations are subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date, our compliance with these regulations has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

Manufacturing and Distribution

On February 2, 2022, we entered into a Manufacturing Supply Agreement with Verde LLC providing for the future commercial production of hydrogen generation plants. The term of the Agreement ended on December 31, 2024.

We may enter into additional agreements for the manufacture and distribution of our own technology products in the future.

Intellectual Property

On May 19, 2011, we filed a U.S. patent to protect the intellectual property rights for “Photovoltaic Module Backsheet, Materials for Use in Module Backsheet and Process for Making the Same,” application number 13/093,549. The inventor listed on the patent application is Stanley Levy, our former Chief Technology Officer. The Company is listed as assignee. This patent was issued on July 14, 2015. Our BioBacksheetR is currently available for licensing only.

On March 26, 2018, North Carolina Agricultural and Technical State University filed a U.S. patent application U.S. Serial No. 62/473,772 titled “Prelithiated Silicon Particles for Lithium Ion Batteries”, and we currently have option to negotiate for a non-exclusive License Agreement for the use of the technology. The patent was issued on December 29, 2020.

On March 5, 2025, we jointly with UC Santa Barbara filed a U.S. patent to protect intellectual property rights for “Coupled Multi-phase Oxidation-Reduction for Production of Chemicals, application number 63/767,269.  The inventors listed on the patent are Eric W. McFarland (NewHydrogen Chief Technology Officer), Justin Marlowe (UCSB Research Scientist), Yikyeom Kim (UCSB Research Scientist), Ryan Patrick (NewHydrogen Senior Chemical Engineer) and Phil Christopher (UCSB Principal Investigator). We currently have an option to negotiate for an exclusive license agreement for the use of the technology.

On October 16, 2025, we jointly with UC Santa Barbara filed a U.S. patent to protect the intellectual property rights for “Improved Materials and methods for Production of chemicals by Thermochemical Looping”, application number 63/900,606. The inventors listed on the patent are Eric W. McFarland (NewHydrogen Chief Technology Officer), Justin Marlowe (UCSB Research Scientist), Yikyeom Kim (UCSB Research Scientist), Ryan Patrick (NewHydrogen Senior Chemical Engineer) and Phil Christopher (UCSB Principal Investigator). We currently have an option to negotiate for an exclusive license agreement for the use of the technology.

Competition

There are number of companies developing green hydrogen technologies including ITM Power, Clean Power Hydrogen Group, Sunfire, Greenway Energy, Amalyst, and AFC Energy. We expect a high level of competition, but the market opportunity is very large. Once we implement the prototype demonstration of our technology for commercial application, we plan on seeking partnership or licensing arrangements for our green hydrogen technology with a select group of equipment manufacturers of green hydrogen.

15

Technology Development Partners

On September 28, 2017, the Company entered into an Exclusive License Agreement (the “License Agreement”) with the North Carolina A&T State University related to the use of the University’s intellectual property in the Company’s business of developing, producing and marketing lithium-ion batteries. Within thirty (30) days after entering into the License Agreement, the Company paid to the University a one-time, non-refundable license fee in the sum of $15,000. Pursuant to the terms of the License Agreement, the Company is obligated to pay all costs of preparing, filing, prosecution, issuance and maintenance related to the patents underlying the intellectual property licensed by the Company. In addition, the Company is obligated to make certain annual royalty payments and sub-licensing fees. On September 28, 2020, the Company again paid to the University annual non-refundable licensee fee of $15,000. On September 28, 2021, the Company chose not to renew the exclusive licensing arrangement. The Company retains option for a nonexclusive license to use the technology.

On June 14, 2018, the Company executed a joint development agreement with Silicio Ferrosolar SLU, a subsidiary of Ferroglobe, PLC (NASDAQ:GSM), for collaborative efforts to assess, develop, and/or market silicon anode materials for high power, high energy lithium ion batteries by integrating BioSolar technology and Ferroglobe silicon materials. The agreement expired on June 14, 2022 pursuant to the original terms of the agreement.

On March 6, 2020, the Company executed a joint development agreement with Soelect, Inc, for collaborative efforts to assess, develop, and/or market a processing technology to produce silicon oxide anode materials for electric vehicle lithium ion batteries. The Company ended the joint development relationship in June 2021 and has pivoted away from pursuing battery technology to focus on pursuing Green Hydrogen Opportunities. On May 27, 2021, the Company terminated the joint development agreement.

On December 14, 2020, the Company executed a sponsored research agreement with the University of California, Los Angeles, for collaborative efforts to discover and develop efficient and stable earth-abundant material-based catalysts for hydrogen production through water electrolysis. On October 30, 2022, the Company entered into Sponsored Research Agreement Third Amendment (the “Amendment Agreement”). Pursuant to the Amendment Agreement, the Sponsored Research Agreement was further amended to among other things (i) extend the term of the Sponsored Research Agreement to December 31, 2025; (ii) increase the consideration payable to the University under the Sponsored Research Agreement to $2,797,368; (iv) amend the scope of work under the Sponsored Research Agreement; and (iii) update the schedule of payments to the University. On December 1, 2023, the Company exercised its option to conclude its sponsored research that was being conducted pursuant to the Sponsored Research Agreement with the University of California Los Angeles (UCLA), as amended (the “Agreement”). Sponsored research under the Agreement, which resulted in successful development of non-precious metal-based oxygen evolution reaction (OER) catalyst and hydrogen evolution reaction (HER) catalyst that uses an order of magnitude less platinum, concluded effective December 31, 2023. In the future, the Company may choose to negotiate with UCLA to license intellectual property arising from the sponsored research under the Agreement. The Company made the decision to conclude the Agreement to fully focus its research efforts and financial resources on the development of its ThermoLoopTM technology at UC Santa Barbara (UCSB).

On June 28, 2023, the Company entered into a Research Agreement (the “Agreement”) with The Regents of the University of California (the “University”), on behalf of its Santa Barbara Campus. Pursuant to the Agreement, the University will perform certain research with respect to Thermochemical Water Splitting for Hydrogen Production from Water. The Agreement provides that the research will be completed under the direction of Professors Phillip Christopher and Eric McFarland, who will serve as principal Investigators. The Agreement also sets forth the rights to any data or information developed by the University under the Agreement, as well as the ownership of any patentable developments or discoveries arising from the Agreement. On November 17, 2025, the Company and the Regents of the University of California amended the Research Agreement to increase consideration payable to the University to $1,690,038. The effective date of the Amendment is November 17, 2025 and the term of the Agreement runs through November 30, 2026.

To assist us in the development of our technology, we intend to seek out and enter into technology development agreements with other entities with testing and materials expertise.

Corporate Information and History

We were incorporated in the State of Nevada on April 24, 2006, as BioSolar Labs, Inc. Our name was changed to BioSolar, Inc. on June 8, 2006, and to NewHydrogen, Inc. on April 30, 2021.

Our principal executive offices are located at 27936 Vista Canyon Blvd, Suite 202, Santa Clarita, California 91387, and our telephone number is (661) 251-0001.

Our fiscal year end is December 31.

16

Available Information

We file annual, quarterly, and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the “SEC”). These filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov.

We maintain our corporate website at http://newhydrogen.com (this website address is not intended to function as a hyperlink and the information contained on our website is not intended to be a part of this prospectus).

Human Capital Resources

As of April 24, 2026 we had two (2) full time employees. We have not experienced any work stoppage and we consider relations with our employees to be good.

Properties

Our headquarters are located at 27936 Vista Canyon Blvd, Suite 202, Santa Clarita, California 91387. We lease our facility under a month-to-month lease without an expiration date. Our monthly lease payment is $550. The size of our office is 144 square feet.

Legal Proceedings

We are not party to, and our property is not subject to, any material legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

The Company’s common stock trades on the OTCQB under the symbol “NEWH”.

Holders

As of April 24, 2026, there were approximately 85 holders of the Company’s common stock, not including shares held in “street name” in brokerage accounts, which are unknown.

Dividends

The Company has not declared or paid any cash dividends on its common stock and does not anticipate paying dividends for the foreseeable future.

17

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere herein. The Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this prospectus. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, those noted under “Risk Factors.”. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus, except as may be required under applicable law.

Overview-

We are a developer of clean energy technologies. Our current focus is on developing a thermochemical green hydrogen production technology to lower the cost of Green Hydrogen production.

Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

We have previously developed an innovative material technology to reduce the cost per watt of electricity produced by Photovoltaic, or PV, solar modules.

RESULTS OF OPERATIONS - YEAR ENDED DECEMBER 31, 2025 COMPARED TO THE YEAR ENDED DECEMBER 31, 2024

Selling and Marketing Expenses

Selling and marketing (“S&M”) expenses increased by $84,322 to $400,946 for the year ended December 31, 2025, compared to $316,624 for the prior year ended December 31, 2024. The increase in S&M expenses was the result of an increase in service providers of $2,983, an increase in website development and maintenance of $68,181, and a net increase in ad campaigns and post-production services of $13,158.

General and Administrative Expenses

General and administrative (“G&A”) expenses increased by $696,464 to $1,827,776 for the year ended December 31, 2025, compared to $1,131,312 for the prior period December 31, 2024. This increase in G&A expenses was the result of an increase in non-cash stock compensation of $848,710, an increase in professional fees of $91,642, an increase in salaries of $11,667, with a decrease in Other G&A expenses of $26,334.

Research and Development

Research and Development (“R&D”) expenses increased by $253,378 to $615,916 for the year ended December 31, 2025, compared to $362,538 for the prior period ended December 31, 2024. This overall increase in R&D expenses was the result of an increase in corporate outside services and consultants.

Depreciation and amortization Expense

Depreciation and amortization expense for the years ended December 31, 2025 and 2024 was $3,282 and $4,106, respectively.

Other Income/(Expenses)

Other income and (expenses) decreased by $(3,641) to $977 of other expense for the year ended December 31, 2025, compared to $4,618 of other income for the prior period ended December 31, 2024. The decrease of $3,641 consisted of interest income and cash discounts combined.

Net Loss

Our net loss was $2,846,943 for the year ended December 31, 2025, compared to a net loss of $1,809,962 for the prior period ended December 31, 2024. The increase of $1,036,981 in net loss was due to an increase in overall expenses. The Company has not generated any revenues.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2025, we had $1,432,828 in working capital as compared to $2,102,307 for the prior year ended December 31, 2024. The decrease in working capital was due primarily to a decrease in cash.

During the year ended December 31, 2025, the Company used $1,993,400 of cash for operating activities, as compared to $1,573,920 for the prior year ended December 31, 2024. The increase in the use of cash for operating activities was a result of an increase in professional fees of $91,464, advertising and marketing of $84,322, research and development of $253,378, with an overall decrease of $9,684. The Company is focused on development of silicon anode additive technology for next generation lithium-ion batteries.

Cash used in investing activities for the years ended December 31, 2025 and 2024 was $0, respectively.

Cash provided from financing activities during the year ended December 31, 2025 and 2024 was $1,325,472 and $0, respectively. Our capital needs have primarily been met from the proceeds of convertible debt offerings and equity financing. We are currently in the development stage of our business and have no revenues.

Our financial statements as of December 31, 2025 and 2024 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued their report dated March 30, 2026 that included an explanatory paragraph expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern ultimately is dependent on our ability to generate a profit which is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies and, ultimately, achieve profitable operations. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

18

PLAN OF OPERATION AND FINANCING NEEDS

We are engaged in the development of clean energy technologies to lower the cost of producing green hydrogen. The Company’s current focus is on developing ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to potentially produce the world’s lowest cost green hydrogen.

Our plan of operation within the next twelve months is to utilize our cash balances and additional capital injection through sale of securities to maintain the existing ThermoLoop™ technology development program at UCSB.

We believe that our current cash and investment balances will be sufficient to support development activity and general and administrative expenses for the next six months. Management estimates that it will require additional cash resources during second half of 2026, based upon its current operating plan and condition. We expect increased expenses in mid 2026 when we ramp up prototyping efforts related to our thermochemical water splitting technology.

MANAGEMENT

The following table lists the executive officers and directors of the Company:

Name	Age	Position
David Lee	66	Chairman, President and Acting Chief Financial Officer
Steven Hill	55	Chief Executive Officer and Director

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors, are as follows:

David Lee - Chairman of the Board, President and Acting Chief Financial Officer of the Company since inception (April 24, 2006). Dr. Lee has over 35 years of engineering, marketing, sales, and corporate management experience in the areas of military and consumer communication systems, automotive electronics, software development and consulting. From 2004 to 2006, he was with Ramsey-Shilling Co. in the business of Commercial Real Estate Investment and Brokerage. From 2000 to 2004, he served as Chief Operating Officer for Applied Reasoning, Inc., a Delaware company engaged in the business of Internet Software Development. From 1994 to 2000, he served as Vice Present and General Manager for RF-Link Technology, Inc., a California company engaged in the business of Wireless Technology Development and Manufacturing. Dr. Lee received a Ph.D. in Electrical Engineering from Purdue University in 1989, a Master of Science in Electrical Engineering from University of Michigan in 1986 and a Bachelor of Science in Electrical Engineering from the University of Texas at Austin in 1984.

The Board of Directors has concluded that Dr. Lee is qualified to serve as a director of the Company because of his diverse experience in technology, marketing, and executive management.

Steven Hill - Chief Executive Officer of the Company since June 15, 2023 and Vice President and a Director of the Company since March 20, 2023. Mr. Hill is an accomplished sales executive with over 20 years of experience in the biopharmaceutical industry and over 6 years of experience in the real estate industry. From March 2022 to February 2023, Mr. Hill served as a sales associate for Alemann and Associates Realty in Santa Barbara, CA. From October 2016 to February 2023, he served as a managing member of Hill Investments, LLC, a real estate investment and design group during which time Mr. Hill consulted on property development and managed real estate investments. From December 2015 to October 2021, he served as a regional account manager for Relypsa Inc, a biopharmaceutical start-up in Redwood City, CA. Mr. Hill’s experience in the pharmaceutical industry leading up to Relypsa began in 2000 with roles varying from sales to marketing and leadership with AstraZeneca, Organon, Schering-Plough and Daiichi Sankyo. Mr. Hill received a Master of Business Administration degree from IE Business School, a Bachelor of Science in Technology Management degree from Utah Valley University and an Associate of Science in Aviation Science degree from Utah Valley University.

The Board of Directors has concluded that Mr. Hill is qualified to serve as a director of the Company because of his diverse experience in technology, marketing, and executive management.

COMMITTEES OF THE BOARD

We currently do not maintain any committees of the Board of Directors. Given our size and the development of our business to date, we believe that the board through its meetings can perform all of the duties and responsibilities which might be performed by a committee. We do not currently have an audit committee financial expert.

INDEBTEDNESS OF EXECUTIVE OFFICERS AND DIRECTORS

No executive officer, director or any member of these individuals’ immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

FAMILY RELATIONSHIPS

There are no family relationships among our executive officers and directors.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to all of our directors, officers and employees. Our Code of Ethics is filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 25, 2008. If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our Chief Executive Officer, Chief Financial Officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

19

LEGAL PROCEEDINGS

During the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

●	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its stockholders to combine these roles. Due to the small size and early stage of the Company, we believe it is currently most effective to have the Chairman and Chief Executive Officer positions combined. In addition, having one person serve as both Chairman and Chief Executive Officer eliminates potential for confusion and provides clear leadership for the Company, with a single person setting the tone and managing our operations. The Board oversees specific risks, including, but not limited to:

●	appointing, retaining and overseeing the work of the independent auditors, including resolving disagreements between the management and the independent auditors relating to financial reporting;

●	approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing annually the independence and quality control procedures of the independent auditors;

●	reviewing, approving, and overseeing risks arising from proposed related party transactions;

●	discussing the annual audited financial statements with the management;

●	meeting separately with the independent auditors to discuss critical accounting policies, management letters, recommendations on internal controls, the auditor’s engagement letter and independence letter and other material written communications between the independent auditors and the management; and

●	monitoring the risks associated with management resources, structure, succession planning, development and selection processes, including evaluating the effect the compensation structure may have on risk decisions.

20

Board of Directors Meetings and Attendance

We have no formal policy regarding director attendance at the annual meeting of stockholders. The Board of Directors held seven (7) meetings in 2025 including three (3) meetings prior to filing our quarterly reports and one (1) meeting prior to filing this annual report. All Board members were present at all of the meetings.

Insider Trading Policy

Given our small size, our board of directors has not yet adopted an insider trading policy that is appropriate for a company of our size. The board intends to consider adopting an appropriate insider trading policy in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the names of our executive officers and directors and all persons known by us to beneficially own 5% or more of the issued and outstanding common stock of the Company at April 10, 2026. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of April 10, 2026 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The percentage ownership of each beneficial owner is based on 768,031,041 outstanding shares of common stock. Except as otherwise listed below, the address of each person is c/o NewHydrogen, Inc., 27936 Vista Canyon Blvd., Suite 202, Santa Clarita, CA 91387. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Title of Class	Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)
Common Stock	David Lee (2)	417,269,290	35.6%
Common Stock	Steven Hill (3)	62,499,973	7.59%
All Executive Officers and Directors as a Group (2 individuals)		479,769,263	43.5%

1.	Based upon 768,031,045 shares of common stock outstanding as of April 10, 2026.
2.	Includes 4,769,290 shares of common stock and 412,500,000 shares of common stock underlying options that are fully vested and that will vest within 60 days of April 10, 2026.
3.	Includes 62,500,000 shares of common stock underlying options that are fully vested and that will vest within 60 days of April 10, 2026.

21

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for the named executive officers.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards	Option Awards $	Non-Equity Incentive Plan Compensation $		Non-Qualified Deferred Compensation $	All Other Compensation $	Total $

David Lee (1) (3)	2025	$300,000	-	-	-		$-	-	-	$300,000
President and Acting CFO	2024	$300,000	-	-	-	$		-	-	$300,000

Steven Hill (2) (4)	2025	$285,000	-	-	-		$-	-	-	$285,000
CEO and Vice President	2024	$273,333	-	-		$		-	-	$273,333

(1)	Calculated at fair value in accordance with the authoritative guidance provided by the Financial Accounting Standards Board, where the value of the stock compensation is based upon the grant date and recognized over the vesting period. On the grant date of February 18, 2021, half of the shares vested immediately, and the remaining half shall become exercisable in equal amounts over a twenty-four (24) month period during the term of the Optionee’s employment. On June 29, 2021, the Company repriced the options and recognized additional compensation expense per ASC 718. Mr. Lee was granted options to purchase 400,000,000 shares of common stock at an exercise prices of $0.021 - $0.091, with a cumulative fair value of $32,384,870 calculated using the Black Scholes method.

(2)	Calculated at fair value in accordance with the authoritative guidance provided by the Financial Accounting Standards Board, where the value of the stock compensation is based upon the grant date and recognized over the vesting period. On the grant date of March 20, 2023, the options had a six (6) month cliff, plus a thirty (30) month vesting period options shall become exercisable during the term of the Optionee’s employment. Mr. Hall was granted options to purchase 50,000,000 shares of common stock at an exercise price of $0.0137, with a fair value of $160,400 calculated using the Black Scholes method.

(3)	Mr. Lee resigned as chief executive officer on June 15, 2023.

(4)	Mr. Hill was appointed as Chief Executive Officer on June 15, 2023 and Vice President in March 20, 2023.

Employment Agreements

On March 11, 2023, the Company and Mr. Hill entered into an employment offer letter (the “Employment Offer Agreement”). Pursuant to the terms of the Employment Offer Agreement, Mr. Hill is entitled to an annual base salary of $250,000. Pursuant to the terms of the Offer Employment Agreement, Mr. Hill was granted stock options to purchase 50,000,000 shares of common stock of the Company which vests over a three-year period, subject to a six-month cliff.

On March 14, 2023, the board of directors approved an increase to the base salary of David Lee, the Company’s President and Acting Chief Financial Officer, resulting in a base salary of $300,000, effective March 1, 2023. The Company currently does not have an employment agreement with Mr. Lee.

Employee Benefit Plans

The Company currently has no benefit plans in place for its employees.

22

Director Compensation

Directors receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board. Currently, our directors do not receive monetary compensation for their service on the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

Other than compensation arrangements, there were no material related party transactions which were entered into during the last two fiscal years.

Director Independence

We currently do not have any directors who are “independent” as defined under the NASDAQ Marketplace Rules.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The financial statements of NewHydrogen, Inc. as of and for the years ended December 31, 2025 and 2024 appearing in this prospectus, have been audited by M&K CPAS, PLLC., as set forth in its report thereon, included herein. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. The SEC maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules. The registration statement may be accessed at the SEC’s web site.

23

INDEX TO FINANCIAL STATEMENTS

NEWHYDROGEN, INC.

FINANCIAL STATEMENTS

24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

NewHydrogen, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of NewHydrogen, Inc. (the Company) as of December 31, 2025 and 2024 and the related statements of operations, stockholders’ deficit, and cash flows for the two years period then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has not yet generated any significant revenue, has incurred recurring losses from operations, generated negative cash flows from operating activities and had an accumulated deficit that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans in regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern

As discussed in Note 1, the Company has not yet generated any significant revenue, has incurred recurring losses from operations, generated negative cash flows from operating activities and had an accumulated deficit that raises substantial doubt about the Company’s ability to continue as a going concern.

We evaluated the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2019.

The Woodlands, Texas

March 30, 2026

F-1

NEWHYDROGEN, INC.

BALANCE SHEETS

	Year Ended	Year Ended
	December 31, 2025	December 31, 2024

ASSETS

CURRENT ASSETS
Cash	$1,436,928	$2,104,521
Prepaid expenses, other	6,021	5,761

TOTAL CURRENT ASSETS	1,442,949	2,110,282

PROPERTY AND EQUIPMENT
Machinery and equipment	37,225	37,225
Less accumulated depreciation	(36,986)	(36,727)

NET PROPERTY AND EQUIPMENT	239	498

OTHER ASSETS
Patents, net of amortization of $30,224 and $27,201 respectively	15,112	18,135
Deposit	770	770

TOTAL OTHER ASSETS	15,882	18,905

TOTAL ASSETS	$1,459,070	$2,129,685

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and other payable	$9,786	$7,975

TOTAL CURRENT LIABILITIES	9,786	7,975

COMMITMENTS AND CONTINGENCIES (See Note 9)	-	-

Series C Convertible Preferred Stock, 34,853 and 34,853 shares outstanding, respectively, redeemable value of $3,446,113 and $3,485,313, respectively	3,485,313	3,485,313

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value; 10,000,000 authorized shares	-	-
Common stock, $0.0001 par value; 3,000,000,000 authorized shares 768,031,041 and 704,599,512 shares issued and outstanding, respectively	76,803	70,460
Additional paid in capital	178,676,658	176,508,484
Accumulated deficit	(180,789,490)	(177,942,547)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	(2,036,029)	(1,363,603)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,459,070	$2,129,685

The accompanying notes are an integral part of these audited financial statements

F-2

NEWHYDROGEN, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Years Ended
	December 31, 2025	December 31, 2024

REVENUE	$-	$-

OPERATING EXPENSES
Selling and marketing expenses	400,946	316,624
General and administrative expenses	1,827,776	1,131,312
Research and development	615,916	362,538
Depreciation and amortization	3,282	4,106

TOTAL OPERATING EXPENSES	2,847,920	1,814,580

LOSS FROM OPERATIONS BEFORE OTHER INCOME (EXPENSES)	(2,847,920)	(1,814,580)

OTHER INCOME/(EXPENSES)
Interest income	977	4,618

TOTAL OTHER INCOME (EXPENSES)	977	4,618

NET INCOME (LOSS)	$(2,846,943)	$(1,809,962)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE	$(0.00)	$(0.00)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING BASIC AND DILUTED	721,534,051	704,599,512

The accompanying notes are an integral part of these audited financial statements

F-3

NEWHYDROGEN, INC.

STATEMENTS OF SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	YEAR ENDED DECEMBER 31, 2025
						Additional
		Preferred Stock		Common Stock		Paid-in	Accumulated
	Mezzanine	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2024	$3,485,313	-	$-	704,599,512	$70,460	$176,508,484	$(177,942,547)	$(1,363,603)

Stock compensation cost	-	-	-	-	-	55,376	-	55,376

Net Loss	-	-	-	-	-	-	(476,094)	(476,094)

Balance at March 31, 2025	3,485,313	-	-	704,599,512	70,460	176,563,860	(178,418,641)	(1,784,321)

Issuance of common shares for commitment fees	-	-	-	803,536	80	29,920	-	30,000

Stock compensation cost	-	-	-	-	-	61,151	-	61,151

Net Loss	-	-	-	-	-	-	(623,704)	(623,704)

Balance at June 30, 2025	3,485,313	-	-	705,403,048	70,540	176,654,931	(179,042,345)	(2,316,874)

Issuance of common stock through equity financing	-	-	-	25,245,680	2,525	583,255	-	585,780

Stock compensation cost	-	-	-	-	-	63,315	-	63,315

Net Loss	-	-	-	-	-	-	(482,096)	(482,096)

Balance at September 30, 2025	3,485,313	-	-	730,648,728	73,065	177,301,501	(179,524,441)	(2,149,875)

Issuance of common stock through equity financing	-	-	-	37,382,313	3,738	706,289	-	710,027

Stock compensation cost	-	-	-	-	-	668,868	-	668,868

Net Loss	-	-	-	-	-	-	(1,265,049)	(1,265,049)

Balance at December 31, 2025	$3,485,313	-	$-	768,031,041	76,803	178,676,658	(180,789,490)	(2,036,029)

The accompanying notes are an integral part of these audited financial statements

F-4

	YEAR ENDED DECEMBER 31, 2024
						Additional
		Preferred Stock		Common Stock		Paid-in	Accumulated
	Mezzanine	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2023	$3,485,313	-	$-	704,599,512	$70,460	$176,279,264	$(176,132,585)	$217,139

Stock and warrant compensation cost	-	-	-	-	-	76,287	-	76,287

Net Loss	-	-	-	-	-	-	(471,004)	(471,004)

Balance at March 31, 2024	3,485,313	-	-	704,599,512	70,460	176,355,551	(176,603,589)	(177,578)

Stock and warrant compensation cost	-	-	-	-	-	43,043	-	43,043

Net Loss	-	-	-	-	-	-	(437,438)	(437,438)

Balance at June 30, 2024	3,485,313	-	-	704,599,512	70,460	176,398,594	(177,041,027)	(571,973)

Stock and warrant compensation cost	-	-	-	-	-	54,945	-	54,945

Net Loss	-	-	-	-	-	-	(438,741)	$(438,741)

Balance at September 30, 2024	3,485,313	-	-	704,599,512	70,460	176,453,539	(177,479,768)	(955,769)

Stock compensation cost	-	-	-	-	-	54,945	-	54,945

Net Loss	-	-	-	-	-	-	(462,779)	(462,779)

Balance at December 31, 2024	$3,485,313	-	$-	704,599,512	$70,460	$176,508,484	$(177,942,547)	$(1,363,603)

The accompanying notes are an integral part of these audited financial statements

F-5

NEWHYDROGEN, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Years Ended
	December 31, 2025	December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(2,846,943)	$(1,809,962)
Adjustment to reconcile net income(loss) to net cash (used in) provided by operating activities
Depreciation and amortization expense	3,282	4,106
Non-cash stock compensation expense	848,710	229,220

(Increase) Decrease in Changes in Assets
Prepaid expenses	(260)	4,550

Increase (Decrease) in Changes in Liabilities
Accounts payable	1,811	(1,834)

NET CASH USED IN OPERATING ACTIVITIES	(1,993,400)	(1,573,920)

NET CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH PROVIDED BY FINANCING ACTIVITIES
Common shares issued through an equity financing agreement	1,325,807	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,325,807	-

NET DECREASE IN CASH	(667,593)	(1,573,920)

CASH, BEGINNING OF PERIOD	$2,104,521	$3,678,441

CASH, END OF PERIOD	$1,436,928	$2,104,521

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-	$-
Taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURES OF NON-CASH FLOW INFORMATION
Issuance of common shares for equity financing	$30,000	$-
Equity financing fees	$30,000	$-

The accompanying notes are an integral part of these audited financial statements

F-6

NEWHYDROGEN, INC.

NOTES TO FINANCIAL STATEMENTS – AUDITED

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

1. Basis of Presentation

Organization

NewHydrogen, Inc. (the “Company”) was incorporated in the state of Nevada on April 24, 2006.  The Company, based in Santa Clarita, California, began operations on April 25, 2006 to develop and market Photovoltaic solar technology products.

Line of Business

We are a developer of clean energy technologies. Our current focus is on developing a green hydrogen production technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has an accumulated deficit and had a working capital deficit as of December 31, 2025. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is significantly dependent upon its ability, and will continue to attempt, to secure additional equity and/or debt financing. There are no assurances that the Company will be successful in obtaining additional capital.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The condensed unaudited financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Revenue Recognition

The Company will recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured. The Company adopted Accounting Standards Codification (“ASC”) 606, whereby revenue will be recognized as performance obligations are satisfied and customers obtain control of goods or services. However, in the event of a loss on a sale is foreseen, the Company will recognize the loss as it is determined. To date, the Company has not had significant revenues and is in the development stage.

Cash and Cash Equivalent

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentration Risk

Cash includes amounts deposited in financial institutions in excess of insurable Federal Deposit Insurance Company (FDIC) limits. At times throughout the year, the Company may maintain cash balances in certain bank accounts in excess of FDIC limits. As of December 31, 2025, the cash balance in excess of the FDIC limits was $1,186,928. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk in these accounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements, include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, derivative liabilities and the fair value of stock options. Actual results could differ from those estimates.

F-7

NEWHYDROGEN, INC.

NOTES TO FINANCIAL STATEMENTS – AUDITED

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Property and equipment are stated at cost, and are depreciated using straight line over its estimated useful lives:

Computer equipment	5 Years
Machinery and equipment	10 Years

Depreciation expense for the years ended December 31, 2025 and 2024 were $260 and $1,084, respectively.

Intangible Assets

The Company has patent applications to protect the inventions and processes behind its proprietary bio-based back-sheet, a protective covering for the back of photovoltaic solar modules traditionally made from petroleum-based film. Intangible assets that have finite useful lives continue to be amortized over their useful lives.

	Useful Lives	12/31/2025	12/31/2024
Patents		$45,336	$45,336
Less accumulated amortization	15 years	(30,224)	(27,201)
		$15,112	$18,135

Patent amortization for the year ended December 31, 2025:

2026	3,924
2027	3,211
2028	7,977
$15,112

Amortization expense for the years ended December 31, 2025 and 2024 was $3,022 and $3,022, respectively.

Stock-Based Compensation

The Company measures the cost of employee services received in exchange for an equity award based on the grant-date fair value of the award. All grants under our stock-based compensation programs are accounted for at fair value and that cost is recognized over the period during which an employee, consultant, or director are required to provide service in exchange for the award (the vesting period). Compensation expense for options granted to employees and non-employees is determined in accordance with the standard as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Compensation expense for awards granted is re-measured each period.

On March 1, 2022, the Company issued 5,000,000 common stock purchase warrants through a securities purchase agreement for a purchase price of $1,000. The initial exercise date of the warrants is March 1, 2024 at an exercise price of $0.0255 per share, with a termination date of March 1, 2029. As of December 31, 2025, the purchase warrants were still outstanding.

F-8

NEWHYDROGEN, INC.

NOTES TO FINANCIAL STATEMENTS – AUDITED

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On March 15, 2022, the Company granted 5,000,000 stock options to a consultant for advisory services. The options vest at a rate of 138,889 options per month for a thirty-six (36) month period during the term of the optionee’s consultancy with the Company. As of December 31, 2025, the 5,000,000 stock options were outstanding.

On April 12, 2022, the Company granted an aggregate of 450,000,000 stock options to its employees for services, at an exercise price of $0.021. The options expire, and all rights to purchase the shares shall terminate seven (7) years from the date of grant or termination of employment. The 400,000,000 options are exercisable in the amount of 316,666,662 are exercisable upon grant, and the remaining 83,333,338 shares are exercisable in equal amounts over a ten (10) month period during the term of the optionee’s employment until the Option is 100% vested. The 50,000,000 options are exercisable in the amount of 19,444,446 are exercisable upon grant and the remaining 30,555,554 shares are exercisable in equal amounts over a twenty-two (22) month period during the term of the optionee’s employment until the Options is 100% vested. On March 11, 2023, one of the employees separated from the Company and 50,000,000 options were cancelled as of June 11, 2023. As of December 31, 2025, the other 400,000,000 stock options remain outstanding.

On March 20, 2023, the Company granted 50,000,000 shares of stock options, to purchase the total number of shares of common stock equal to the number of option shares at the exercise price of $0.0137 per share. The options were granted pursuant to the terms of the Company’s 2022 Equity Incentive Plan. The 50,000,000 shares subject to the options, have a six-month cliff, whereby 8,333,333 shall become vested and exercisable on September 19, 2023 and the remaining 41,666,667 shall become exercisable in equal amounts over a thirty (30) month period during the term of the participant’s employment until the option is 100% vested. The unvested portion of the option will not be exercisable on or after the termination of continuous service. As of December 31, 2025, 50,000,000 stock options remain outstanding.

On May 9, 2023, the Company granted 5,000,000 shares of stock options to a consultant, with an exercise price of $0.0126, and an expiration date of May 31, 2033. The Options vest over a thirty-six (36) month period from June 1, 2023, with 833,360 options vesting on November 30, 2023, and 138,888 options vested at the end of each month from the end of the seventh month through May 31, 2026. As of December 31, 2025, 5,000,000 stock options remain outstanding.

On June 15, 2023, the Company granted 100,000,000 shares of stock options to two employees of the Company, with an exercise price of $0.0121, and an expiration date of June 15, 2030. The options were granted pursuant to the terms of the Company’s 2022 Equity Incentive Plan. The grant of the options was made in consideration of the services rendered and to be rendered by the employees to the Company. The 100,000,000 options vest and are exercisable in four (4) separate tranches based on performance as follows: (a) Tranche I -12,500,000 shares shall become vested and exercisable if the Company files an S-3 registration statement with the Securities and Exchange Commission (SEC) and it is declared effective by the SEC; (b) Tranche II – 12,500,000 shares shall become vested and exercisable if the Company’s shares are traded on a national securities exchange; (c) Tranche III – 12,500,000 shares shall become vested and exercisable if the average daily market value of the Company’s shares exceeds $100,000 per day over any 20 consecutive trade days; and (d) Tranche IV – 12,500,000 shares shall become vested and exercisable if the average daily market value of the Company’s shares exceed $200,000 per day over any 20 consecutive trade days. As of December 31, 2023, none of the performance milestones were met and the options remain unvested. Management believes the probability of satisfying vesting conditions in the above four tranches is less than ten (10) percent during next 12 months based on the current market cap of less than $5,000,000 and average trading stock volume of less than $5,000 per day. As of December 31, 2025, 100,000,000 shares remain outstanding.

On December 9, 2024, the Company entered into an agreement with a consultant to provide advisory services in developing technology and products to produce green hydrogen. The Company granted 2,500,000 stock options, which vest starting January 1, 2025. The options vest at a rate of 69,444 options per month for thirty-five (35) months of consecutive service to the Company. The remaining 69,460 options will be vested at the end of the thirty-sixth (36th) month. The agreement will continue on a month-to-month basis until terminated at the earlier of: (i) 36 months from the date of the agreement, or (ii) any time by either party with a 5-day written notice from one party to the other. As of December 31, 2025, there were 833,328 options vested, and 1,666,672 options not yet vested. The options expire on December 1, 2027.

On May 1, 2025, the Company entered into an agreement with a consultant to provide technology services to the Company in developing technology and products to produce green hydrogen. The Company granted 2,500,000 common stock options, which vest starting May 1, 2025. The options vest at a rate of 69,444 options per month for thirty-five (35) months of consecutive service to the Company. The remaining 69,460 options will be vested at the end of the thirty-sixth (36th) month. The agreement will continue on a month-to-month basis until terminated at the earlier of: (i) 36 months from the date of the agreement, or (ii) any time by either party with a 5-day written notice from one party to the other. As of December 31, 2025, there were 416,664 options vested, and 2,083,336 options not yet vested, for a total of 2,500,000 options. The options expire on May 1, 2035.

Determining the appropriate fair value of the stock-based compensation requires the input of subjective assumptions, including the expected life of the stock-based payment and stock price volatility. The Company used Black Scholes to value its stock option awards which incorporated the Company’s stock price, volatility, U.S. risk-free rate, dividend rate, and estimated life. The stock options terminate seven (7) years from the date of grant or upon termination of employment. As of December 31, 2025, the aggregate total of 565,000,000 stock options were outstanding.

F-9

NEWHYDROGEN, INC.

NOTES TO FINANCIAL STATEMENTS – AUDITED

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were $615,916 and $362,538 for the years ended December 31, 2025 and 2024, respectively.

Net Earnings (Loss) per Share Calculations

Net earnings (Loss) per share dictates the calculation of basic earnings (loss) per share and diluted earnings per share. Basic earnings (loss) per share are computed by dividing by the weighted average number of common shares outstanding during the year. Diluted net earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the effect of stock options and stock-based awards (Note 4), plus the assumed conversion of convertible debt (Note 5).

For the year ended December 31, 2025 and 2024, the Company has not included shares issuable from 565,000,000 stock options and 228,958,334 warrants, because their impact on the income per share is antidilutive.

	For the Years Ended
	December 31,
	2025	2024

Income (Loss) to common shareholders (Numerator)	$(2,846,943)	$(1,809,962)

Basic weighted average number of common shares outstanding (Denominator)	721,534,051	704,599,512

Diluted weighted average number of common shares outstanding (Denominator)	721,534,051	704,599,512

Fair Value of Financial Instruments

Fair Value of Financial Instruments requires disclosure of the fair value information, whether recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2025, the amounts reported for cash, inventory, prepaid expenses, accounts payable, and accrued expenses, approximate the fair value because of their short maturities.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

F-10

NEWHYDROGEN, INC.

NOTES TO FINANCIAL STATEMENTS – AUDITED

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. As of December 31, 2025, there were no financial instruments to report.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.

3. CAPITAL STOCK

Preferred Stock December 31, 2025 and 2024

As of December 31, 2025, the Company had a total of 34,853 shares of Series C Preferred Stock outstanding with a fair value of $3,485,313, and a stated face value of one hundred dollars ($100) per share which are convertible into shares of fully paid and non-assessable shares of common stock of the Company. The holder of the Series C preferred stocks is entitled to receive dividends pari passu with the holders of common stock, except upon liquidation, dissolution and winding up of the Corporation. The holder has the right, at any time, at its election, to convert shares of Series C Preferred Stock into common stock at a conversion price of $0.0014 and has no voting rights.

The preferred shares have been classified under mezzanine financing, a hybrid of debt and equity financing that gives a lender the right to convert debt to an equity interest in a company in case of default, generally, after venture capital companies and other senior lenders are paid.

Common Stock December 31, 2025 and 2024

During the years ended December 31, 2025, the Company issued an aggregate of 63,431,529 shares of common stock for $1,325,472, related to the equity financing agreement. (See Note 7) There were no common shares issued for common stock as of December 31, 2024.

4. STOCK OPTIONS AND WARRANTS

Stock Options

As of December 31, 2025 and 2024, the Company granted stock options in the amount of 2,500,000, and 2,500,000, respectively. (See Note 2).

	12/31/2025		12/31/2024
	Number of Options	Weighted average exercise price	Number of Options	Weighted average exercise price
Outstanding as of the beginning of the periods	562,500,000	$0.0172	560,000,000	$0.0210
Granted	2,500,000	$0.0395	2,500,000	$0.0036
Expired/Cancelled	-	-	-	-
Outstanding as of the end of the periods	565,000,000	$0.0191	562,500,000	$0.0172
Exercisable as of the end of the periods	466,626,419	$0.0206	431,051,538	$0.0204

F-11

NEWHYDROGEN, INC.

NOTES TO FINANCIAL STATEMENTS – AUDITED

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

4. STOCK OPTIONS AND WARRANTS (Continued)

The weighted average remaining contractual life of options outstanding as of December 31, 2025 and 2024 was as follows:

12/31/2025				12/31/2024
Exercisable Price	Stock Options Outstanding	Stock Options Exercisable	Weighted Average Remaining Contractual Life (years)	Exercisable Price	Stock Options Outstanding	Stock Options Exercisable	Weighted Average Remaining Contractual Life (years)
$0.0137	50,000,000	32,181,971	4.22	$0.0137	50,000,000	12,500,000	5.22
$0.0036	2,500,000	833,328	8.92	$0.0036	2,500,000	-	9.92
$0.0395	2,500,000	138,888	9.34
$0.0126	5,000,000	3,472,232	7.42	$0.0126	5,000,000	972,222	8.42
$0.0121	100,000,000	25,000,000	4.46	$0.0121	100,000,000	-	5.46
$0.0223	5,000,000	5,000,000	6.21	$0.0223	5,000,000	2,916,667	7.21
$0.0210	400,000,000	400,000,000	3.28	$0.0210	400,000,000	400,000,000	4.28
	565,000,000	466,626,419			562,500,000	416,388,889

The Company adopted ASC 718 to account for stock-based awards measured at fair value, using the Black Scholes Model. The fair value compensation expense is based on the grant date of the stock options and warrants. which is the date the Company and employee reach a mutual agreement on the terms of the award. The cost is then recognized as an expense over the requisite service period and the recipient performs the required services.

The reliability of the grant-date fair value relies heavily on the quality and reasonableness of certain input assumptions. A significant input is the expected volatility of the Company’s stock over the option’s expected term. The expected term represents the period the Company anticipates the employee will hold the option before exercising it. The Black Scholes model requires the use of these assumptions to determine the fair value of the stock-based awards. The Company uses management’s best estimates, which include the awards expected term, the fair value of the common stock, the expected volatility of the price of the common stock, the risk-free interest rate,and the expected dividend yield of the common stock. The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company has based its expected term on the simplified method available under U.S. GAAP.

The stock options terminate between seven (7) and ten (10) years from the date of grant or upon termination of employment. As of December 31, 2025, the aggregate total of 565,000,000 stock options were outstanding.

The stock-based compensation expense recognized in the statement of operations during the years ended December 31, 2025 and 2024, were $848,710 and $229,220, respectively.

As of December 31, 2025, there was no intrinsic value with regards to the outstanding options.

Warrants

As of December 31, 2025 and 2024, the Company issued no common stock purchase warrants during the years ended December 31, 2025 and 2024.

As of December 31, 2025 and 2024, the outstanding warrants were as follows:

	12/31/2025		12/31/2024
	Number of Options	Weighted average exercise price	Number of Options	Weighted average exercise price
Outstanding as of the beginning of the periods	228,958,334	$0.0483	228,958,334	$0.0483
Granted	-	-	-	-
Purchased	-	-	-	-
Outstanding as of the end of the periods	228,958,334	$0.0483	228,958,334	$0.0483
Exercisable as of the end of the periods	228,958,334		228,958,334

F-12

NEWHYDROGEN, INC.

NOTES TO FINANCIAL STATEMENTS – AUDITED

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

4. STOCK OPTIONS AND WARRANTS (Continued)

The weighted average remaining contractual life of the warrants outstanding as of December 31, 2025, was as follows:

12/31/2025
Exercisable Price	Stock Warrants Outstanding	Stock Warrants Exercisable	Weighted Average Remaining Contractual Life (years)
$0.0255	5,000,000	5,000,000	1.21
$0.04	125,000,000	125,000,000	0.27
$0.05	9,375,000	9,375,000	0.26
$0.06	83,333,334	83,333,334	0.58
$0.075	6,250,000	6,250,000	0.58
	228,958,334	228,958,334

There was no warrant compensation recognized as of December 31, 2025.

5. COMMITMENTS AND CONTINGENCIES

The Company rents office space on a yearly basis with a monthly rent payment in the amount of $550.

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

On May 30, 2023, the Company amended the agreement dated March 15, 2022 entered into with a consultant regarding an advisory agreement for services of various aspects of the Company’s business, including but not limited to technology, business development, and product development. The Company granted 5,000,000 common stock options, vesting at a rate of 138,889 options per month for thirty-six (36) months of consecutive service to the Company. In lieu of a fixed monthly cash compensation of $5,000, the Company will provide the Advisor with a cash compensation based on an hourly rate of $200 for the services specifically requested by the Company. This amendment shall be effective on June 15, 2023, and will continue on a month-to-month basis until terminated at the earlier of March 15, 2025, or any time by either party with a 5-day written notice from on party to the other. All other items in the Advisory agreement dated March 15, 2022, remain effective subject to the termination claim above.

On August 1, 2023, the Company entered into an agreement with the Regents of the University of California, to perform research that would benefit both the University and the Sponsor (NewHydrogen, Inc.) and is consistent with the research and educational objectives of the University. The cost to Sponsor for the University’s performance shall not exceed $716,326. This agreement shall be performed on a cost-reimbursement basis. When expenditures reach the above amount, the Sponsor will not be required to fund, and the University will not be required to perform additional work hereunder unless by mutual agreement of both parties. During the year ended December 31, 2024, the University was paid $269,224. As of December 31, 2025, there remains $180,285 per the agreement.

On December 9, 2024, the Company entered into an agreement with a consultant to provide an advisory service in developing technology and products for the production of green hydrogen. The Company granted 2,500,000 common stock options, vesting at a rate of 69,444 options per month for thirty-five (35) months of consecutive service to the Company. The remaining 69,460 options will be vested at the end of the thirty six (36) month. The Agreement will continue on a month-to-month basis until terminated at the earlier of: (i) 36 months from the date of this Agreement, or (ii) any time by either party with a 5-day written notice from one party to the other.

On December 17, 2024, the Company entered an agreement with a consultant to provide laboratory support for the development of technology for the production of green hydrogen. The Company agreed to pay Consultant cash compensation of $175 per hour for providing the service. The Agreement will continue until terminated at the earlier of: (i) conclusion of the work or (ii) any time by either party with a 5-day written notice from one party to the other. On October 24, 2025, the Company agreed to pay a consultant $14,000 per month per, the amendment to the agreement. The amendment shall commence on November 1, 2025 and continues until terminated.

As of December 31, 2025, there were no legal proceedings against the Company.

F-13

NEWHYDROGEN, INC.

NOTES TO FINANCIAL STATEMENTS – AUDITED

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

6. INCOME TAXES

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”), which significantly changed U.S. tax law. The Act lowered the Company’s U.S. statutory federal income tax rate from 35% to 21% effective January 1, 2018.

The Company files income tax returns in the U.S. Federal jurisdiction, and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2022.

Included in the balance at December 31, 2025, are no tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the year ended December 31, 2025, the Company did not recognize interest and penalties.

As of December 31, 2025, the Company had net operating loss carry forwards of approximately $19,906,502 that may be offset against future taxable income. No tax benefit has been reported in the December 31, 2025 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rate to pretax income from continuing operations for the years ended December 31, 2025 and 2024 due to the following:

	2025	2024

Book Income (Loss)	(404,565)	(380,090)

Non-deductible expenses	178,498	47,955

Valuation Allowance	226,067	332,135

Income tax expense	$-	$-

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2025 and 2024:

	2025	2024
Deferred tax assets:
NOL carryover	(4,180,365)	(3,775,797)
R & D credit	730,591	696,159
Depreciation	(6,242)	10,734

Deferred tax liabilities:		-

Less Valuation Allowance	3,456,016	3,068,904

Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

7. EQUITY FINANCING AGREEMENT

On May 2, 2025, the Company entered into an equity financing agreement with GHS pursuant to which GHS has agreed to provide up to three million dollars ($3,000,000) upon effectiveness of a registration statement on Form S-1. Following effectiveness of the registration statement, the Company shall have the right to deliver puts to GHS and GHS will be obligated to purchase shares of our common stock based on the investment amount specified in each put notice. The maximum amount that the Company shall be entitled to put to GHS in each put notice will not exceed two hundred percent (200%) of the average of the daily trading dollar volume of the Company’s common stock during the ten (10) trading days preceding the put, so long as such amount does not exceed 4.99% of the outstanding shares of the Company. Pursuant to the Financing Agreement, GHS and its affiliates will not be permitted to purchase, and the Company may not put shares of the Company’s common stock to GHS that would result in GHS’s beneficial ownership equaling more than 4.99% of the Company’s outstanding common stock. The price of each put share shall be equal to ninety-two- and one-half percent (92.5%) of the lowest traded price of the Company’s common stock for the ten (10) consecutive trading days preceding the date on which the applicable put is delivered to GHS and one hundred twelve and one-half percent (112.5%) of the put amount shall be delivered in shares in each particular put. No put will be made in an amount greater than $500,000. Puts may be delivered by the Company to GHS until the earlier of twenty-four (24) months after the effectiveness of the registration statement on Form S-1 or the date on which GHS has purchased an aggregate of $3,000,000 worth of put shares. The Company filed the registration statement with the SEC on May 19, 2025, which was declared effective on May 30, 2025.

The Agreement is accounted for under ASC 815-40 standard for equity instruments, including common shares issued through an equity finance agreement. This standard provides guidance on the recognition and measurement of equity instruments, including the accounting for equity finance cost.

On May 2, 2025, the Company issued 803,536 shares of common stock to GHS in connection with its equity financing at a price of $0.037335 per share for a total of $30,000 in consideration. The equity financing cost is accounted for as a deduction from equity to the extent it is incremental costs directly attributable to the equity transaction that otherwise would have been avoided. This accounting treatment recognizes that these costs provide future economic benefits to the Company.

F-14

NEWHYDROGEN, INC.

NOTES TO FINANCIAL STATEMENTS – AUDITED

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

7. EQUITY FINANCING AGREEMENT (Continued)

On July 17, 2025, the Company issued 11,616,962 shares of common stock through its equity financing agreement and received $298,770 less legal and clearing fees of $15,482 for a total of $314,252.

On August 6, 2025, the Company issued 4,770,259 shares of common stock through its equity financing agreement and received $145,604 less clearing fees of $2,656 for a total of $148,260.

On September 3, 2025, the Company issued 5,499,766 shares of common stock through its equity financing agreement and received $108,546 less clearing fees of $2,244 for a total of $110,709.

On September 18, 2025, the Company issued 3,358,693 shares of common stock through its equity financing agreement and received $62,861 less clearing fees of $2,865 for a total of $65,726.

On October 8, 2025, the Company issued 6,034,628 shares of common stock through its equity financing agreement and received $96,226 less clearing fees of $3,010 for a total of $99,236.

On October 29, 2025, the Company issued 22,535,036 shares of common stock through its equity financing agreement and received $434,402 less clearing fees of $1,025 for a total of $435,427.

On November 14, 2025, the Company issued 8,812,649 shares of common stock through its equity financing agreement and received $179,399 less clearing fees of $1,025 for a total of $180,424.

8. SEGMENT INFORMATION

The Company operates as reporting segment engaged in developing a technology that uses water and heat rather than electricity to produce the lowest cost green hydrogen. The Chief Operating Decision Makers are the Company’s Chief Executive officer and its President, who together (the “CODM”), evaluate company performance based on Net income (loss), determined in accordance with U.S. GAAP, and Adjusted EBDITA, a non-GAAP measure.

The Company defines Adjusted EBITDA as income from operations, determined in accordance with GAAP, excluding the following:

●	depreciation and amortization of property and equipment;
●	amortization of acquired intangible assets;
●	salaries and stock-based compensation

The CODM uses these measures to assess profitability and guide resource allocations, and believes that Adjusted EBITA, when reviewed in conjunction with Net income (loss), is a useful measure to assess the Company’s performance and liquidity, as it provides meaningful operating results by excluding the effects of expenses that are not reflective of the Company’s operating business performance. In addition, the CODM uses Adjusted EBITA to understand and compare operating results across accounting periods, and for financial and operational decision-making and resource allocation. The presentation of Adjusted EBITA is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP.

The CODM conducts quarterly financial reviews, focusing on research expenditures, operational efficiency, investment decisions, including capital expenditures for new research activities, are made based on expected return on investment and regulatory environment in which the Company operates.

The table below provides the Company’s Net loss, Operating Expenses, Other Income, and a reconciliation of Income/Loss to Adjusted EBITDA for the year ended December 31, 2025 and 2024 (in thousands):

	Years Ended
	December 31, 2025	December 31, 2024

REVENUE	$-	$-

LESS OPERATING EXPENSES
Selling and marketing expenses	400,946	316,624
General and administrative expenses	1,827,776	1,131,312
Research and development	615,916	362,538

EBITDA	(2,844,638)	(1,810,474)
Depreciation and amortization	(3,282)	(4,106)

SEGMENT NET LOSS	$(2,847,920)	$(1,814,580)
Reconciliation of profit or loss	977	4,618
Adjustment and reconciling items	0	0

Consolidated Net Income	$(2,846,943)	$(1,809,962)

9. SUBSEQUENT EVENT

Management has evaluated subsequent events according to the requirements of ASC TOPIC 855 and has the following subsequent event to report.

On February 20, 2026, the Company amended employee performance stock option dated 6/15/23. The amendment replaces performance vesting conditions of the unvested portion of the stock options to be vested over a fifteen (15) month period until remaining options are fully vested.

On March 6, the Company jointly filed a PCT Application with University of California, Santa Barbara for a previously filed nonprovisional patent application titled “Coupled Multi-Phase Oxidation-Reduction for Production of Chemicals,” detailing a novel thermochemical method for splitting water into hydrogen and oxygen without relying on expensive electrolyzers.

F-15

PART II- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fees	$1,302.42
Accounting fees and expenses	$3,500
Legal fees and expenses	$35,000
Miscellaneous	$0
Total	$39,802.42

Item 14. Indemnification of Directors and Officers.

The Registrant is a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s Articles of Incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our Articles of Incorporation provide that no director or officer shall be personally liable to the corporation or any of its stockholders for damages for any breach of fiduciary duty as a director or officer except for liability of a director or officer for (i) acts or omissions involving intentional misconduct, fraud, or a knowing violation of law or (ii) payment of dividends in violation of Section 78-300 of the NRS.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company if so provided in the corporations articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

The Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS.

25

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation of BioSolar Labs, Inc. filed with the Nevada Secretary of State on April 24, 2006 (Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed with the SEC on November 22, 2006)

3.2	Certificate of Amendment to Articles of Incorporation of BioSolar Labs, Inc. filed with the Nevada Secretary of State on May 25, 2006 (Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed with the SEC on November 22, 2006)

3.3	Certificate of Amendment to Articles of Incorporation of BioSolar Labs, Inc. filed with the Nevada Secretary of State on June 8, 2006 (Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed with the SEC on November 22, 2006)

3.4	Certificate of Amendment to Articles of Incorporation of BioSolar Labs, Inc. filed with the Nevada Secretary of State on July 18, 2011 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 19, 2011)

3.5	Certificate of Amendment to Articles of Incorporation of BioSolar, Inc. filed with the Nevada Secretary of State on July 10, 2013 (Incorporated by reference to the Company’s Quarterly Report of Form 10-Q filed with the SEC on October 25, 2013)

3.6	Bylaws of BioSolar, Inc. (Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed with the SEC on November 22, 2006)

3.7	Certificate of Designations of Preferences Rights and Limitations of Series A Preferred Stock filed with the Nevada Secretary of State on October 29, 2019 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2019)

3.8	Certificate of Amendment to Articles of Incorporation of BioSolar, Inc. filed with the Nevada Secretary of State on December 10, 2019 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 12, 2019)

3.9	Certificate of Designations of Preferences Rights and Limitations of Series B Preferred Stock filed with the Nevada Secretary of State on January 15, 2021 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2021)

3.10	Certificate of Designation of Preferences Rights and Limitation of Series C Preferred Stock filed with the Nevada Secretary of State on March 11, 2021 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2021)

3.11	Certificate of Designations of Preferences Rights and Limitations of Series D Preferred Stock filed with the Nevada Secretary of State on April 14, 2021 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2021)

3.12	Articles of Conversion/Exchange/Merger filed with the Nevada Secretary of State on April 28, 2021 (Incorporated by reference to the Company’s Current Report on Form 8-k filed with the SEC on May 3, 2021)

26

3.13	Certificate to Accompany Amended and Restated Articles filed on June 9, 2021 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 11, 2021)

5.1**	Opinion of Sichenzia Ross Ference Carmel LLP

10.1	Convertible Promissory Note dated as of January 14, 2021 (Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2021)

10.2	Securities Purchase Agreement dated as of January 14, 2021 (Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2021)

10.3	Engagement Letter dated as of January 22, 2021 (Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2021)

10.4	Form of Securities Purchase Agreement dated as of January 24, 2021 (Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2021)

10.5	Form of Warrant dated as of January 24, 2021 (Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2021)

10.6	Form of Registration Rights Agreement dated as of January 24, 2021 (Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2021)

10.7	Form of Placement Agent Warrant dated as of January 24, 2021 (Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2021)

10.8	Form of Pre-Funded warrant dated as of January 24, 2021 (Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2021)

10.9	Securities Purchase Agreement dated as of March 9, 2021 (Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2021)

10.10	Form of Securities Purchase Agreement dated as of April 4, 2021 (Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2021)

10.11	Form of Common Warrant dated as of April 4, 2021 (Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2021)

10.12	Form of Pre-Funded Warrant dated as of April 4, 2021 (Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2021)

10.13	NewHydrogen, Inc. 2022 Equity Incentive Plan (Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on April 13, 2022)

10.14	Form of Third Amendment to the Sponsored Research Agreement (Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on November 1, 2022)

10.15	Employment Offer Agreement dated March 11, 2023 (Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on March 16, 2023)

10.16	Research Agreement with the Regents of the University of California, dated August 1, 2023 (Filed as exhibit to the Company’s current report on Form 8-K filed with the SEC on July 3, 2023)

10.17	Equity Financing Agreement, dated May 2, 2025, between the Company and GHS Investments, LLC (Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on May 5, 2025.)

10.18	Registration rights Agreement dated May 2, 2025, between the Company and GHS Investments, LLC (Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on May 5, 2025.)

23.1*	Consent of M&K CPAs, PLLC

23.2**	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)

EX-101.INS*	Inline XBRL Instance Document

EX-101.SCH*	Inline XBRL Taxonomy Extension Schema Document

EX-101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase

EX-101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase

EX-101.LAB*	Inline XBRL Taxonomy Extension Labels Linkbase

EX-101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained within Exhibit 101)

107**	Filing Fee Table

*	Filed herewith
**	Previously filed

(b) Financial Statement Schedule

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

27

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that it will:

(1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

28

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clarita, State of California, on the 24 day of April, 2026.

NEWHYDROGEN, INC.

By:	/s/ Steven Hill
Steven Hill
Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Hill	Chief Executive Officer, and Director	April 24, 2026
Steven Hill	(Principal Executive Officer)

/s/ David Lee	Chief Financial Officer and Director	April 24, 2026
David Lee

29